                                                                  Exhibit 3.1(d)

                         NATIONAL WIRELESS HOLDINGS INC.
                              AMENDMENT TO BY-LAWS

1.      On June 2, 2000, by action of the Board of Directors, Article I,
Section 1.02 of the Corporation's By-Laws was amended in its entirety to read as follows:

             "Section 1.02. SPECIAL MEETINGS. Special meetings of the stockholders may be called at any time by the Chairman of the Board or by the President (or, in the event of their absence or disability, by any Vice President), or by the Board of Directors. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof."

2.      On June 2, 2000, by action of the Board of Directors, Article I,
Section 1.07 of the Corporation's By-Laws was amended in its entirety to read as follows:

                    "Section 1.07. POSTPONEMENT; ADJOURNMENT.

        (a) The Board of Directors may postpone any previously scheduled annual meeting upon public notice given at any time prior to the scheduled meeting date.

        (b) If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. In addition, the presiding officer of the meeting, in such officer's sole discretion, shall have the power to adjourn any meeting. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section
        5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting."